Third Amended and Restated
Offer to Purchase for Cash
by
57TH STREET GENERAL ACQUISITION CORP.
of
Up to 1,803,607 Common Shares
at a Stock Purchase Price of $9.98 Per Share
in Connection with its Consummation of a Proposed Business Transaction

THE OFFER HAS BEEN AMENDED AS DESCRIBED HEREIN AND IN
THE THIRD AMENDED AND RESTATED OFFER TO PURCHASE.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, APRIL 21, 2011, UNLESS THE OFFER IS EXTENDED.

You are urged to carefully review the Third Amended and Restated Offer to Purchase to determine if you support
57th Street’s proposed business transaction. If you support the proposed business transaction, you should not tender your Common Shares in this Offer.

April 18, 2011

To Our Clients:

Enclosed for your consideration are the Third Amended and Restated Offer to Purchase, dated April 18, 2011 (the “Offer to Purchase”), and the Third Amended and Restated Letter of Transmittal (the “Letter of Transmittal” and together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by 57TH Street General Acquisition Corp., a Delaware corporation (“57th Street” or the “Company”), to purchase up to 1,803,607 shares of its common stock, $0.0001 par value (the “Common Shares”), at a stock purchase price of $9.98 per share, net to the seller in cash (the “Stock Purchase Price”), without interest, for a total purchase price of up to $18.0 million on the terms and subject to the conditions of the Offer.

This Offer is conditioned upon, among other things, the number of Common Shares validly tendered and not properly withdrawn being less than or equal to 1,803,607 and the Merger Condition (as defined in the Offer to Purchase) having been satisfied. See “The Offer — Conditions of the Offer” in the Offer to Purchase. If more than 1,803,607 Common Shares are validly tendered and not properly withdrawn, the Company will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 1,803,607 Common Shares are properly tendered in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Common Shares pursuant to the Offer or (ii) consummate the Merger in accordance with the terms of the Business Combination Agreement described in the Offer to Purchase.

If the number of Common Shares properly tendered is less than or equal to 1,803,607 Common Shares and the Merger Condition (as defined in the Offer to Purchase) has been satisfied, the Company will, on the terms and subject to the other conditions of the Offer, purchase all Common Shares so validly tendered and not properly withdrawn.

Consistent with a condition of the Offer, 57th Street may need to extend the Offer depending on the timing and process of the Securities and Exchange Commission’s (“SEC”) staff review of the Offer to Purchase and related materials. Common Shares not purchased will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the Offer. See “The Offer — Number of Shares; Purchase Price; No Proration” and “— Procedures for Tendering Shares” in the Offer to Purchase.

We are the owner of record of Common Shares held for your account. As such, we are the only ones who can tender your Common Shares, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the Common Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

•	The Offer is for a maximum of 1,803,607 of Common Shares.

•	The Offer is for a maximum aggregate Stock Purchase Price of $18.0 million.

•	You may tender your Common Shares at a purchase price of $9.98 per share net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•	The Offer is not conditioned on any minimum number of Common Shares being tendered. The Offer is, however, subject to the Maximum Tender Condition (as defined in the Offer to Purchase) and the Merger Condition and certain other conditions described in “The Offer — Conditions of the Offer” in the Offer to Purchase.

•	The Offer will expire at 5:00 p.m., New York City time, on Thursday, April 21, 2011, unless the Company extends the Offer.

•	You may withdraw your tendered Common Shares at any time prior to 5:00 p.m., on Thursday, April 21, 2011, unless the Company extends the Offer.

•	Tendering securityholders who are registered securityholders or who tender their Common Shares directly to Continental Stock Transfer & Trust Co. will not be obligated to pay any brokerage commissions or fees or solicitation fees under the Offer.

•	You may not tender your units comprised of Common Shares. If you desire to tender the Common Shares, included in such units, you must separate the Common Shares from the units prior to tendering any such Common Shares.

If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Common Shares, we will tender all your Common Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, April 21, 2011, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of the Company’s Common Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares residing in any U.S. state in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such U.S. state.

The Company’s intention is to consummate the Merger with Crumbs. The Company’s board of directors has unanimously (i) approved making the Offer, (ii) declared the advisability of the Merger and approved the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, and (iii) determined that the Merger is in the best interests of the stockholders of the Company and if consummated would constitute its initial business transaction pursuant to our Certificate of Incorporation. If you tender your Common Shares into the Offer, you will not be participating in the Merger because you will no longer hold such Common Shares in the Company, which will be the public holding company for the operations of Crumbs following the consummation of the Merger. Further, if more than 1,803,607 Common Shares are validly tendered and not properly withdrawn, we will not be able to consummate the Merger with Crumbs. and therefore, the Company’s board of directors unanimously recommends that you do not accept the Offer with respect to your Common Shares. However, neither the Company nor any member of its board of directors, the Information Agent, or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Common Shares. Stockholders must make their own decision as to whether to tender their Common Shares and, if so, how many Common Shares to tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase. The members of the Company’s board of directors will directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of 57th Street stockholders. See “The Transaction — Certain Benefits of 57th Street’s Directors and Officers and Others in the Transaction” in the Offer to Purchase. Stockholders should discuss whether to tender their Common Shares with their broker or other financial or tax advisor.

INSTRUCTION FORM WITH RESPECT TO

Third Amended and Restated Offer to Purchase for Cash dated April 18, 2011 by
57TH STREET GENERAL ACQUISITION CORP.
of
Up to 1,803,607 Shares of its Common Stock
at a Stock Purchase Price of $9.98 Per Share
in Connection with its Consummation of a Proposed Business Transaction

THE OFFER HAS BEEN AMENDED AS DESCRIBED HEREIN AND IN THE
THIRD AMENDED AND RESTATED OFFER TO PURCHASE.

You are urged to carefully review the Third Amended and Restated Offer to Purchase.
Those holders who support 57th Street’s proposed Merger with Crumbs should not tender their Common Shares in the Offer.

The undersigned acknowledge(s) receipt of your letter and the enclosed Third Amended and Restated Offer to Purchase, dated April 18, 2011 (the “Offer to Purchase”), and the Third Amended and Restated Letter of Transmittal (the “Letter of Transmittal” and together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by 57Th Street General Acquisition Corp., a Delaware corporation (the “Company”), to purchase up to 1,803,607 shares of its common stock, $0.0001 par value per share (the “Common Shares”), at a stock purchase price of $9.98 per share, net to the seller in cash, without interest, for a total purchase price of up to $18.0 million, on the terms and subject to the conditions of the Offer. The Offer is conditioned upon, among other things, the number of Common Shares validly tendered and not properly withdrawn being less than or equal to 1,803,607 and the Merger Condition (as defined in the Offer to Purchase) having been satisfied. See “The Offer — Conditions of the Offer” in the Offer to Purchase. If more than 1,803,607 Common Shares are validly tendered and not properly withdrawn the Company will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 1,803,607 Common Shares are properly tendered in the Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Common Shares pursuant to the Offer or (ii) consummate the Merger in accordance with the terms of the Business Combination Agreement described in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of Common Shares indicated below or, if no number is indicated, all Common Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Common Shares to be tendered by you for the account of the undersigned:

               Common Shares*

*	Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.

☐ The tendered Common Shares represent all Common Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date:

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